Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES SECOND QUARTER RESULTS;
FULLY CONVERTED BOOK VALUE GROWS TO $13.61

August 31, 2005 — Allentown, PA – Penn Treaty American Corporation (PTA-NYSE) today announced its financial results for the three month period ended June 30, 2005, recording net income of $14.0 million or $0.64 per fully diluted share. Fully diluted earnings per share reflect the Company’s one for four reverse stock split, which was effective July 11, 2005. During the same period in 2004, the Company recorded a net loss of $40.2 million or ($4.13) per fully diluted share (on a post-split basis).

The Company’s results for the second quarter of 2005 reflect several notable items, including, but not limited to the following:

1)	As a result of the May 24, 2005 commutation of its reinsurance agreement with Centre Solutions (Bermuda) Limited, for policies issued prior to 2002, the Company recorded a realized pre-tax gain of $49.4 million. The realized gain represents investment earnings from declining market interest rates that would have otherwise been reflected in future periods.

2)	The Company recorded a pre-tax termination fee of $18.3 million for the early commutation of its reinsurance agreement.

3)	The Company recognized a $7.3 million pre-tax expense for the remaining unamortized portion of its deferred commission asset relating to warrants previously granted to its reinsurer and terminated upon commutation.

4)	As a result of the gain realized on the commutation of its reinsurance agreement discussed above, the Company will be reinvesting the associated assets at a reduced yield. Accordingly, the Company reduced the discount rate utilized in calculating its claim reserves due to the anticipated reduced future investment earnings. This resulted in a pre-tax increase to claim reserves of approximately $5 million.

For the second quarter of 2005, the Company recorded premium revenue of $78.5 million, including $3.1 million of first year collected premium revenue. In the same period in 2004, the Company recorded premium revenue of $79.2 million, including $2.9 million of first year collected premium revenue. During the 2005 quarter, the Company issued $5.4 million in new annualized premium, which increased $1.3 million from the same quarter in 2004.

For the six months ended June 30, 2005, the Company recorded net income of $15.5 million or $0.74 per fully diluted share. During the six month period ended June 30, 2004, the Company recorded a net loss of $16.9 million or ($1.97) per fully diluted share. The Company issued $10 million in new annualized premiums during the first six months of 2005, which is an increase of approximately 20% over the same period in 2004.

At June 30, 2005, the Company’s book value was $19.10 per share and fully converted book value (taking into account the potential future conversion of the Company’s outstanding convertible debt) was $13.61 per share The Company’s fully converted book value has grown by 10.5% since December 31, 2004. A reconciliation of book value to fully converted book value is as follows:

   (amounts in thousands, except per share amounts)

Shareholders' equity	$241,605
Convertible debt, net of discount	73,018
Preferred interest on early conversion	334
Unamortized deferred offering costs	1,345

Shareholders' equity, fully converted	$316,302

Outstanding shares, as reported	12,649
Shares issuable upon conversion of debt	10,588	*

Outstanding shares, fully converted	23,237

Book value per share, as reported	$19.10

Book value per share, fully converted	$13.61

   * Does not include potential shares issued for preferred interest if the debt is converted prior to October 15, 2005.

Approximately $6.1 million of the Company’s convertible subordinated debt (the “Notes”) was converted during the second quarter of 2005. Subsequent to June 30, 2005 an additional $13.4 million of the Notes has been converted reducing the balance of the outstanding Notes to $60.7 million.

William W. Hunt, President and C.E.O., stated, “The commutation of our reinsurance agreements with Centre Solutions (Bermuda) Limited during the second quarter is a positive event for the Company. We have eliminated the commutation risk related to the movement of interest rates that was embedded in the reinsurance agreement for our business issued before 2002. By realizing the gain associated with this commutation, we have accelerated the growth in the Company’s book value. Our new reinsurance agreement for business issued prior to 2002 with Imagine International Reinsurance Limited is less expensive and provides reinsurance for Penn Treaty with an “A” rated global reinsurer. Our discussions regarding a new reinsurance agreement for our new business continue to progress as we have anticipated.”

“The long-term care insurance industry continues to struggle with new sales levels declining by 10%, year over year, through June 30, 2005, and although we are running below our internal expectations, I am pleased with the 20% growth rate in new sales of long-term care insurance we have recorded over the first six months of 2005.”

The Company will host an investor conference call at 2:00 PM, EDT, today, August 31 to discuss its second quarter release and earnings guidance. Investors and analysts should call 888.639.6205 in order to participate. A replay of the call will be available until September 14, 2005 by calling 800.475.6701, with access code 794563. The replay will also be available on the Company’s website, www.penntreaty.com.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include, among others, the Company’s ability to realize savings from its new reinsurance agreement, its ability to gain reinsurance coverage for new business, the conversion of its subordinated convertible notes, its ability to recommence sales in all states, its ability to gain further claims adjudication savings and expense efficiencies, and its ability to gain rating agency increases.

Source:
Penn Treaty American Corporation

Contact:
Cameron Waite, Exec. VP, Strategic Operations
Cwaite@penntreaty.com
800.222.3469

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (amounts in thousands, except per share data)
	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005		2004
Revenues:	(unaudite	d)	(unaudite	d)	(unaudite	d)	(unaudite	d)
Premium revenue	$78,482		$79,197		$158,294		$161,485
Net investment income	12,757		11,542		25,093		22,529
Net realized capital (loss) gain	(82)		(42)		(83)		179
Market gain (loss) on notional experience account	49,387		(63,697)		48,799		(28,049)
Change in preferred interest on early conversion liability	429		782		1,069		(36)
Other income	2,104		1,421		3,502		3,042

	143,077		29,203		236,674		159,150

Benefits and expenses:
Benefits to policyholders	66,283		56,768		126,385		116,154
Commissions	9,582		9,806		19,342		20,227
Net policy acquisition costs amortized	2,058		4,447		3,979		8,402
General and administrative expense	13,691		13,297		26,807		26,773
Litigation accrual expense	--		--		900		--
Commutation expense	18,300		--		18,300		--
Reinsurance warrant expense	7,267		--		7,267		--
Expense and risk charges on reinsurance	2,834		2,807		5,668		5,615
Excise tax expense	20		746		749		1,529
Interest expense	1,517		2,171		3,482		5,988

	121,552		90,042		212,879		184,688

Income (loss) before federal income taxes	21,525		(60,839)		23,795		(25,538)
Federal income tax (provision) benefit	(7,511)		20,676		(8,328)		8,675

Net income (loss)	$14,014		$(40,163)		$15,467		$(16,863)

Basic earnings per share from net income	$1.15		$(4.13)		$1.32		$(1.97)
Diluted earnings per share from net income	$0.64		$(4.13)		$0.74		$(1.97)
Weighted average number of shares outstanding	12,158		9,720		11,720		8,552
Weighted average number of shares and share equivalents	23,269		9,720		23,242		8,552